For additional information, contact:
Daniel Urness CFO and Treasurer danu@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO REAFFIRMS INTEREST IN TRANSACTION WITH SKYLINE AND ENCOURAGES SKYLINE SPECIAL COMMITTEE TO EVALUATE ALTERNATIVES BEFORE SELLING DIVISIONS
PHOENIX, October 8, 2014 - Cavco Industries, Inc. (NASDAQ: CVCO) acknowledges the September 30, 2014 public statement by Skyline Corporation (“Skyline”) regarding Skyline’s establishment of a board special committee to thoroughly evaluate all potential strategic proposals and other initiatives to improve Skyline’s financial condition and strengthen its operations.
As part of the special committee’s thorough evaluation of all potential strategic proposals and other initiatives, Cavco reaffirms its repeated requests to promptly open a dialogue with Skyline to discuss previously mentioned ways that Cavco could assist Skyline to the benefit of Skyline shareholders, employees and other constituencies. These include Cavco asset-based loans to Skyline, Cavco’s possible purchase of specific Skyline assets, and Cavco’s purchase of all of Skyline’s outstanding shares at a premium to recent trading prices. Cavco has not yet been given the opportunity to even have a discussion with Skyline management regarding these issues, so it is unclear how the special committee can responsibly evaluate its strategic alternatives at the present time.
Cavco notes that Skyline’s recent announcement of the potential sale of its RV division did not include any terms, financial or otherwise, making it impossible for Skyline’s shareholders and the market as a whole to assess whether the transaction would be beneficial or harmful to Skyline and its shareholders. In this regard, Cavco has been advised by independent third parties that they have expressed an interest in Skyline’s RV business but have been unable to engage Skyline in further discussions. Cavco strongly encourages Skyline’s special committee to thoroughly evaluate all alternatives available to Skyline, both as a whole and in respect of each of its divisions, before completing any transaction that may not generate an optimal return to shareholders.